Exhibit 10.47

BI PATENT LICENSE AGREEMENT

This BI Patent License Agreement (“Agreement”) is entered into this 6th day of March, 2000 (“Effective Date”), by and between BI Incorporated, a Colorado corporation, with its principal place of business at 6400 Lookout Road, Boulder, CO 80301 (hereinafter “BI”), and Instantel, Inc., an Ontario corporation, with its principal place of business at 309 Legget Drive, Kanata, Ontario, Canada K2K 3A3 (hereinafter “Instantel”).

PREMISES AND RECITALS

A.	BI is the owner of certain Letters Patent of the United States (hereinafter the “BI Patents”).

B.	Instantel desires an exclusive license under the BI Patents for a field of use in health care, and BI is willing to grant such license to Instantel on terms and conditions as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations of the parties herein contained, the parties hereby covenant and agree as follows:

ARTICLE I

AGREEMENT CONSTRUCTION

1.1	Definitions.

In addition to words, terms, and phrases defined elsewhere in this Agreement, the following definitions apply to this Agreement:

1.1.1	“Agreement” means this Agreement including all schedules hereto;

1.1.2	“BI Patent” means one or more of the following Letters Patent of the United States, all of which are owned by BI, as well as any foreign patent, U.S. continuation or divisional, or other patent that has priority based on one or more of the following Letters Patent of the United States:

4,952,913 “Tag For Use With Personal Monitoring System” issued August 28, 1990

1.1.3	“Business Day” means each of Monday, Tuesday, Wednesday, Thursday, and Friday except where any such days occur on any federal, state or provincial statutory holidays observed in the Province of Ontario or the State of Colorado;

1.1.4	“Criminal Justice Market” means that market for the sale or lease of products and services to assist Law Enforcement Agencies and Persons licensed, contracted, or subcontracted by Law Enforcement Agencies to perform their duties with respect to the Criminal Justice System, including, without limitation, the apprehension, booking, court appearance, sentencing, probation, incarceration, pre-release, release, pre-parole release, parole, supervision, aftercare, juvenile programs and pretrial release activities;

1.1.5	“Criminal Justice System” means any system authorized by federal, state or municipal law in any country for the apprehension, detention, judgment, incarceration and parole of individuals accused or convicted of criminal acts;

1.1.6	“Dollars” or “$” means U.S. dollars;

1.1.7	“First Sale” means the date upon which Instantel, directly or indirectly, first completes a sale or lease of a Licensed Product to a customer;

1.1.8	“Health Care Market” means that market for sale or lease of products and services to assist Health Care Providers and Persons licensed, contracted, or subcontracted by Health Care Providers to perform their duties with respect to Health Care Services and shall exclude the Criminal Justice Market.

1.1.9	“Health Care Providers” means those Persons, or organizations, units, agencies, institutions, or activities that provide Health Care Services, including, without limitation, physicians, physicians assistants, nurses, nurse practitioners, nurses assistants, medics, emergency care technicians, hospitals, ambulances, assisted living facilities, long-term care facilities, nursing homes, and home health care professionals.

1.1.10	“Health Care Services” means caring for, treatment of, monitoring for safety of, and quick response and transportation for, human persons within the health care system, those who are physically or mentally ill, injured, infirm, or disabled.

1.1.11	“Law Enforcement Agencies” means those organizations, units, agencies or activities that are authorized by law to administer or enforce the Criminal Justice System;

1.1.12	“Licensed Product” means product or process that incorporated any one or more of the inventions, discoveries, apparatus, articles of manufacture, compositions of matter, methods, or processes that are covered by any one or more of the claims of a BI Patent;

1.1.13	“Person means any individual, corporation, partnership, trustee or trust or unincorporated association;

1.1.14	“Party” means either Instantel or BI, and parties means both of Instantel and BI.

1.2	Governing Law.

This Agreement and the rights, obligations and relations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado. The Parties hereto agree that the Courts of Colorado shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement and that any writ that may be issued, shall be sufficiently served if sent by prepaid registered mail to the address of the Party upon whom it is to be served as such address is first set out in this Agreement and the Parties hereto hereby attorn to the jurisdiction of the Courts of the State of Colorado.

1.3	Entire Agreement.

This Agreement sets forth the entire agreement between the Parties hereto relating to the Patents. This Agreement supersedes all prior understandings and communications between the Parties hereto or any of them, whether oral or written, relating to the Patents. Any additional, inconsistent and conflicting clauses in any other written correspondence or verbal communication from either of the Parties or their representatives are to be considered deleted and of no effect except as expressly provided in this paragraph. Each Party hereto acknowledges and represents that this Agreement is entered into after full investigation and that neither Party is relying upon any statement or representation made by any other which is not embodied in this Agreement. Each Party hereto acknowledges that it will have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the Parties hereto.

1.4	Extended Meanings.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders.

1.5	Headings.

The division of this Agreement into Articles, paragraphs, and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.6	Interpretation.

This Agreement has been negotiated and approved by counsel respectively on behalf of Instantel and respectively on behalf of BI and notwithstanding any rule or maxim of construction to the contrary any ambiguity or uncertainty will not be construed against either of Instantel or BI by reason of the authorship of any of the provisions hereof.

1.7	Calculation.

When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, unless otherwise provided, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next Business Day.

ARTICLE II

LICENSE

2.1	Grant of License.

As of the date of this agreement, BI, to the extent of its legal right so to do and subject to the terms and conditions of this Agreement, hereby grants to Instantel:

2.1.1	a non-exclusive right and license to make and have made Licensed Products for the intended use only by Health Care Providers anywhere in the world;

2.1.2	subject to Section 3.3, an exclusive right and license to market, sell, lease, or use Licensed Products only in the Health Care Market, by itself or by its distributors and retailers, anywhere in the world; and

2.1.3	a right and license to sublicense others with respect to subparagraphs 2.1.1 and 2.1.2 above.

2.2	No Other Restriction on BI.

Nothing herein shall be construed to restrict BI from making, using, selling or leasing products covered by the BI Patent, or authorizing or licensing others to do so, for use in markets other than the Health Care Market.

2.3	No Obligation to Develop or to License Other Patents.

Nothing herein shall be construed to require either Instantel or BI to provide or develop any other additional patents, trade secrets, know how, or any other intellectual property rights. Nothing herein grants, or shall be construed to require BI to grant, to Instantel any license or rights in or under any other patent that is not a BI Patent as defined in paragraph 1.1 of This Agreement.

2.4	No Obligation to Disclose Technology or to Teach.

BI is under no obligation to disclose any technology to Instantel or to teach Instantel how to use any invention or technology that is disclosed in any BI Patent.

2.5	Marking Products.

Instantel shall:

2.5.1	mark all Licensed Products with the number of each BI Patent that covers such licensed Products in a manner that complies with requirements of Section 287(a), Title 35, of the United States Code; and

2.5.2	mark all Licensed Products in a manner that complies with the laws of each jurisdiction, other than the United States, where patent protection is enjoyed by the BI Patent, provided that Instantel is notified by BI of such requirements.

ARTICLE III

LICENSE FEES, ROYALTIES, REPORTING, AND PAYMENT

3.1	License Fees, Royalties, and Payments.

As a condition precedent to the license and rights granted by BI to Instantel under this Agreement, Instantel shall pay BI as follows:

3.1.1	Fixed License Fees of:

3.1.1.1	Ten Thousand Dollars ($10,000) immediately on the Effective Date of this Agreement;

3.1.1.2	Subject to paragraph 7.2, Fifteen Thousand Dollars ($15,000) on or before the earlier of:

(i)	the first anniversary of the date of this Agreement; or

(ii)	the date of the First Sale; and

3.1.2	Subject to paragraph 7.2, a running royalty of $2.00 for each Licensed Product which is made, used, leased or sold by Instantel or its sublicensees in any country in the world in which patent protection is enjoyed pursuant to the BI Patent.

3.2	Payment of Running Royalty and Reporting.

The running royalty required by subparagraph 3.1.2 above shall be calculated and paid on a calendar quarter [every three (3) months] in arrears from each and every calendar quarter commencing not later than three (3) months after the date of the First Sale. Instantel shall submit payments of the running royalty to BI by check drawn on a chartered bank together with an accurate report on the number of Licensed Products sold or leased within the calendar quarter for which payment is being made, such report and payment to be made to BI within Fifteen (15) days of the end of each calendar quarter.

3.3	Minimum Running Royalties.

The minimum running royalties for each one (1) year period from and after the date of the First Sale is as follows:

First Year:	$5,000

Second Year	$10,000

Third Year	$10,000

Fourth Year	$15,000

Fifth and subsequent years	$0

In the event that there are insufficient sales of licensed product to maintain the specified minimum running royalties, Instantel shall have the right to make up the difference by fulfilling the minimum royalty amount above and maintain its exclusive use of the license.

In the event that the minimum running royalty is not paid in any one (1) year period, then from that date, the license granted to Instantel by BI in subparagraph 2.1.2 shall cease to be exclusive and shall become non-exclusive.

3.4	Verification.

At any time during the term of this Agreement BI may, at its own expense, employ an independent firm of chartered accountants to audit and verify the accuracy of the reports submitted by Instantel pursuant to paragraph 3.2 and for such purpose Instantel will afford BI and its representatives access at all reasonable times to examine all such books of account and records and all other documents and material in Instantel’s possession or under its control, relating to the calculation of the running royalty for the Licensed Products. Instantel shall preserve all records relating to sale or lease of a Licensed Product intact for a period of at least five (5) years after the date of such sale or lease of a Licensed Product. The chartered or certified accountants may disclose to BI only that information required to calculate the royalties. The chartered or certified accountants may not disclose to BI any information relating to the financial condition of Instantel. Any disclosure or report of the chartered or certified accountants to BI must be in writing with a copy delivered concurrently to Instantel by the chartered or certified accountants. If the disclosure or report of the chartered or certified accountant reveals a deficiency of royalties paid to BI, then Instantel shall make payment to BI of any such deficiency plus interest thereon at a rate equal to an annual rate of ten percent (10%) such payment to be made, or notice of arbitration given in accordance with paragraph 8.3, within thirty (30) days of receipt of notice to cure the deficiency. In addition, if such audit is made necessary by the failure of Instantel to furnish the reports required by this Agreement or if an understatement or deficiency in payment of the running royalties for any period of not less than three (3) months is determined by such inspection or audit to be greater than five percent (5%), Instantel shall promptly reimburse BI for the costs of such audit, including, without limitation, the charges of any independent accountant and for any other costs incident thereto, including, but not limited to, legal fees incurred by BI for notices, demands, negotiations, arbitration, and other legal actions relating to such audit and to collection of such deficiency. In the event that Instantel disputes the findings of such audit, such matters of dispute may be submitted by Instantel to a national firm of chartered or certified accountants qualified to carry on business in the State of Colorado selected by BI from a list of three such firms provided by Instantel, provided that Instantel provide such list prior to commencement of arbitration pursuant to paragraph 8.3 of this Agreement. If arbitration has already commenced pursuant to paragraph 8.3, then resolution of the dispute will be solely within the jurisdiction of the arbitrator, who may, in his/her discretion, select such a national firm of chartered or certified accountants to perform such audit and report to him/her or proceed to resolve the dispute according to applicable rules of arbitration. Except as to clerical errors the determination of such audit shall be final and binding upon both parties and no appeal shall lie therefrom. Instantel shall permit any firm of chartered or certified accountants charged with making a settlement of matter of disagreements as aforesaid to examine whatever books, records, financial statements and other material as may be required for such firm to make such determination. The fees and expenses of such firm shall be allocated between the parties in proportion to the degree of success achieved by the parties respectively.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties.

BI represents and warrants to Instantel that:

4.1.1	The BI Patent is in full force and effect;

4.1.2	BI has the right to license the BI Patent to Instantel in accordance with the provisions of this Agreement;

4.1.3	If and only if the license to Instantel pursuant to paragraph 2.1.2 remains exclusive:

4.1.3.1	BI will pay all maintenance fees or annuities when due to maintain registration of the BI Patent in the jurisdictions where the BI Patent is registered; or

4.1.3.2	BI will notify Instantel in advance of the due date for the payment of maintenance fees or annuity to maintain registration of the BI Patent for those jurisdictions where BI does not intend to pay such fees. Instantel shall have the right and power of attorney, but not the obligation, to pay such maintenance fees or annuities and to meet any other requirement to keep or maintain such patent rights in effect. Instantel shall have no right to claim against BI for the costs of so doing and shall have no right to set-off against royalties.

4.1.4	To the best of BI’s knowledge and belief that:

4.1.4.1	there are no patents owned by third parties that would be infringed by the inventions disclosed in the BI Patent; and

4.1.4.2	there have been no claims by any third party that apparatus of methods embodying the inventions disclosed in the BI Patent infringes any patent or other proprietary right owned by such third party.

4.1.5	Unless the license granted to Instantel in paragraph 2.1.2 ceases to be exclusive as provided for in paragraph 3.3, BI will not grant any license of the BI Patent to any third party to market, sell, lease or use Licensed Products in the Health Care Market.

4.1.6	BI does not represent or warrant that Instantel will be able to use any invention or technology disclosed in any BI Patent or that Instantel will achieve any level of commercial success with Licensed Products.

ARTICLE V

INDEMNITIES AND INFRINGEMENT

5.1	No Intellectual Property Indemnity from BI

Except for the representation contained in paragraph 4.1.4, BI makes no representation or warranty that Instantel’s use of the BI Patent will not constitute an infringement of any existing patent or other intellectual property right in the united States of America or anywhere else in the world. Instantel’s use of the BI Patent is at its own risk, and Instantel releases and discharges BI from any claim Instantel, or its assignees, licensees, customers, agents and any other Person claiming through or by Instantel now or at any time in the future may have against BI relating to an infringement by Licensed Products on the rights of any other Person.

5.2	Indemnity From Instantel.

5.2.1	Instantel agrees to indemnify and hold BI harmless with respect to any proceedings or losses, claims, demands, obligations, actions and liabilities of any kind whatsoever made against Instantel by any Person in connection only with Licensed Products manufactured by or for Instantel.

5.2.2	BI shall give notice to Instantel as soon as reasonably possible of any claims asserted by third parties for which Instantel may be liable pursuant.

to this paragraph 5.2 and shall provide reasonable particulars thereof. With respect to such claims, Instantel shall negotiate, dispute, contest, or defend BI against any such claims at Instantel’s own expense, in good faith, and with due diligence. BI shall cooperate with Instantel and its attorneys in any proceedings with respect to any such claims at Instantel’s expense. In the event BI settles any claim without Instantel’s approval or permits default judgment to be signed against BI without notifying Instantel, or fails to appeal any adjudication against BI to the appropriate appellate court without the prior written consent of Instantel, then Instantel will not be liable to BI under this paragraph 5.2.

5.3	Infringement by Third Parties.

Instantel shall give notice to BI as soon as reasonably possible of any infringement by third parties with respect to the BI Patent. Upon notice from Instantel, BI shall have 15 business days to determine the best course of action regarding the potential infringement. BI will have the first right, but not the obligation, to bring action against any infringer and, if necessary, Instantel hereby agrees to join as a nominal party in the action. In the event that BI decides not to bring action against any infringer, BI shall grant Instantel the right to commence an action in its own name. In the event that BI does not respond to Instantel’s notice, Instantel shall have the right to pursue the best course of action regarding the potential infringement. BI shall be kept advised at all times of the progress of the action and shall be provided copies of all pleadings, motions, discovery requests and responses, briefs, and court orders and decisions as soon as such documents are served. All legal and other costs incurred by a Party in prosecuting a claim herein shall be the responsibility of and be paid by the Party incurring same. All patent infringement actions shall be kept confidential between BI and Instantel except as necessary to protect BI’s patent interest in any infringement action.

5.4	Right of Instantel to Produce

Nothing in the Agreement shall be construed to either:

5.4.1	prevent Instantel from making, using, leasing or selling any product, device, apparatus, method or process in the United States that is not covered by the BI Patent within or outside the Health Care Market; or

5.4.2	prevent Instantel from making, using, leasing or selling any product, device, apparatus, method or process in any other country that is not covered by a BI Patent in such other country within or outside the Health Care Market.

ARTICLE VI

LIMITATION OF LIABILITY

6.1	BI Limitation of Liability.

Except with respect to claims for breach of the warranty contained in subparagraph 4.1.5 or breach of the exclusive grant contained in subparagraph 2.1.2, BI’s liability to Instantel or anyone claiming through or on behalf of Instantel with respect to any claim concerning the Patent or this Agreement or in any other way related to the subject matter of this Agreement and regardless of the form of action, whether in contract or in tort, including negligence, shall be limited to Instantel’s direct damages and subject to the same exception shall not, in the aggregate, exceed the amounts paid by Instantel pursuant to this Agreement. Except with respect to claims for breach of the warranty contained in subparagraph 4.1.5 or breach of the exclusive grant contained in subparagraph 2.1.2, in no other event shall BI be liable for:

6.1.1	any special, indirect, exemplary or consequential damages, losses, or expenses whether or not BI was aware or should have been aware that such may be suffered; and

6.1.2	any loss of profits, loss of revenues or other commercial or economic losses of any kind.

ARTICLE VII

TERM AND TERMINATION

7.1	Term.

This Agreement shall have a term which commences on the date of execution of this Agreement and terminates, subject to earlier termination in accordance with the provisions hereof, on the date which is latest to expire of any statutory protection enjoyed by the BI Patent in any country or jurisdiction.

7.2	Automatic Termination.

This Agreement can be terminated by BI 30 days after the first anniversary date in the event that the License Fee set forth in subparagraph 3.1.1.2 above is not paid when due, and, in the event of such automatic termination pursuant to this paragraph 7. 2, Instantel shall be released from any obligation to pay the License Fee set forth in subparagraph 3.1.1.2 above.

7.3	Termination on Default.

This Agreement may be terminated by either Party upon written notice from one Party to the other of an event of default under this Agreement, which notice sets forth the nature of the default and provided that the other Party has not cured such default within thirty (30) days of receipt of such notice. A termination pursuant to this paragraph 7.3 shall be without prejudice to any claims either Party may have against the other.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Notices.

Any notice, demand or other communication required or permitted to be given to any Party hereunder shall be in writing and shall be either:

8.1.1	personally delivered to such Party or a senior officer of such Party;

8.1.2	sent by registered mail, postage prepaid; or

8.1.3	sent by facsimile transfer or similar method of communication, confirmed by prepaid registered mail.

Any notice given pursuant to subparagraphs 8.1.2 and 8.1.3 hereof shall be sent to the parties at their respective addresses as follows:

in the case of BI:

6400 Lookout Road, Suite 101

Boulder, CO 80301

Attention: The President

in the case of Instantel:

309 Legget Drive

Kanata, Ontario

K2K 3A3

Attention: The President

Any Party may from time to time change its address by written notice to the other parties given in accordance with the provisions hereof.

Any notice or communication given by registered mail to any Partys at the address as specified herein shall be deemed to have been received by such Party on the fifth Business Day after which it is so mailed, provided, however, that a strike our lockout of postal employees is not then in effect or generally known to be impending. Any notice given by personal delivery shall be deemed to be received on the date of delivery and any notice sent by facsimile or similar method of communication shall be deemed to be received on the date of communication, as the case may be.

8.2	Good Faith.

The Parties hereto agree that the terms and conditions, rights and obligations of the Parties are for the mutual benefit of the Parties hereto. The Parties covenant and agree that they shall carry out their obligations in good faith and in the spirit in which the Parties have entered into this Agreement.

8.3	Arbitration.

In the event of any dispute among the Parties hereto which the Parties are unable to resolve, the dispute shall be settled by Arbitration held in Boulder, Colorado, U.S.A. in accordance with the commercial rules of the American Arbitration Association as then existing, and judgment on the award rendered may be entered in any court having jurisdiction.

8.4	Non-Waiver.

The failure of any Party to this Agreement to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement will not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any Party to this Agreement of any of its rights provided by this Agreement will not preclude or prejudice such Party from exercising any right it may have by reason of this Agreement or otherwise, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any Party hereto of the performance of any of the provisions of this Agreement will be effective only if in writing and signed by a duly authorized representative of such Party.

8.5	Non-Agency.

Nothing in this Agreement will be construed as establishing or implying any partnership between the parties hereto and except as expressly set out in this Agreement nothing in this Agreement will be deemed to constitute either of the Parties hereto as the agent of the other party or authorize either Party to incur any expenses on behalf of the other Party to commit the other Party in any way whatsoever, without obtaining the other Party’s prior written consent.

8.6	Remedies Cumulative

No remedy herein conferred upon or reserved in favor of any party hereto shall exclude any other remedy herein or existing at law or in equity or by statute, but each shall be cumulative and in addition to every other remedy given hereunder or now hereafter existing.

8.7	Assignability.

This Agreement may not be assigned or transferred by Instantel without the express written consent of BI except to an entity that (i) acquires substantially all of the assets of Instantel’s business in the Health Care Market; (ii) merges with Instantel; or (iii) acquires a controlling number of shares of Instantel’s stock. This Agreement may be assigned by BI without the consent of Instantel only in connection with an assignment of the BI Patent.

8.8	Attorney’s Fees.

In the event that an action, suit or proceeding is commenced to enforce this Agreement or otherwise relating to this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees and costs incurred in connection therewith.

8.9	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, however this Agreement shall be of no force and affect until executed by both parties.

IN WITNESS WHEREOF the Parties have executed this Agreement on the respective dates indicated below.

INSTANTEL INC.		BI INCORPORATED

/s/ Brian Martin		/s/ McKinley C. Edwards Sr.
By:	Brian Martin	By:	McKinley C. Edwards Sr.
Title:	President/CEO	Title:	EVP, COO
Date:	March 30, 2000	Date:	March 31, 2000